Exhibit 99-1

FOR IMMEDIATE RELEASE	Contact: Michael J. Jeffries
(732) 542-2800
January 26, 2005	NASDAQ Symbol:	OSTE

OSTEOTECH ANNOUNCES COMMENCEMENT

OF SECOND PROCESSING AGREEMENT WITH MTF AND

TERMINATION OF PROCESSING AGREEMENT WITH ARC

Osteotech, Inc. announced today that it has been notified that the previously announced acquisition by the Musculoskeletal Transplant Foundation (“MTF”) of the assets of American Red Cross (“ARC”) allograft tissue banking operations was completed on January 25, 2005. As a result, the previously announced agreement between Osteotech and ARC terminating the Processing Agreement between Osteotech and ARC and Osteotech’s second Processing Agreement with MTF, are now effective.

In accordance with the terms of the second Processing Agreement with MTF, MTF will provide Osteotech a certain amount of standard donors for processing that is equivalent to the amount of standard donors that was to be delivered to Osteotech by ARC under the terms of the Processing Agreement with ARC that is now terminated. This Second Processing Agreement with MTF has an initial term that expires in December, 2006 and can be extended for two additional one-year periods if certain conditions contained in the Agreement are met.

Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company’s periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 2003 and the Form 10-Q for each of the first three quarters of 2004) filed with the Securities and Exchange Commission. All information in this press release is as of January 25, 2005 and the Company undertakes no duty to update this information.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech or this press release, please go to Osteotech’s website homepage at www.osteotech.com and to Osteotech’s Financial Information Request Form website page at www.osteotech.com/finrequest.htm.

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